                                                                 EXHIBIT 23.1


The Board of Directors
The Kushner-Locke Company:


We consent to incorporation by reference in the registration statements (Nos. 333-10239 and 33-82942) on Form S-3 and (Nos. 33-45248 and 33-86768) on Form S-8
of The Kushner-Locke Company of our report dated December 26, 1997, relating to the consolidated balance sheets of The Kushner-Locke Company and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997, and the related schedule, which report appears in the September 30, 1997 annual report on Form 10-K of The Kushner-Locke Company.

KPMG Peat Marwick LLP


Los Angeles, California
December 26, 1997